Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nabriva Therapeutics plc:

We consent to the use of our report dated March 16, 2018, with respect to the consolidated balance sheets of Nabriva Therapeutics plc as of December 31, 2016 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes  (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2018 contains an explanatory paragraph that states that Nabriva Therapeutics plc has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2018